UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  November 23, 2005

Date of Earliest Event Reported:  November 21, 2005

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street

Stamford, Connecticut 06921

(Address and zip code of principal executive offices)

(203) 541-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL AGREEMENT

The information set forth under Item 2.03 of this report on Form 8-K is hereby incorporated in Item 1.01 by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On November 21, 2005, International Paper Company, as guarantor (the “Company”), and International Paper Investments (Luxembourg) S.ar.l., a Luxembourg wholly-owned subsidiary of the Company (the “Borrower”), entered into an $800,000,000 Credit Facility, dated November 21, 2005, among the Company, the Borrower, BNP Paribas, ABN AMRO Bank N.V., Citigroup Global Markets Limited, Deutsche Bank AG, London Branch and The Bank of Tokyo-Mitsubishi Ltd., New York Branch, as mandated lead arrangers, certain financial institutions named therein and BNP Paribas, as facility agent (the “Credit Facility”). The Credit Facility consists of a five year $700,000,000 term loan facility and a 364 day $100,000,000 revolving credit facility. Under the Credit Facility the Company can add up to four additional borrowers. The Borrower intends to use the proceeds of the Credit Facility for general corporate purposes, with the revolving credit portion also intended to be used for working capital purposes.

Draw downs under the term loan facility will mature on November 21, 2010 with the principal due at maturity and accrued interest payable every one, two, three or six months (depending on the periodic term selected by the Borrower) and at maturity. Draw downs on the revolving credit facility will mature on November 20, 2006 with the principal due at maturity and accrued interest payable every one, two, three or six months (depending on the periodic term selected by the Borrower) and at maturity. Interest on the Credit Facility will be computed based upon a LIBOR or EURIBOR rate, plus a margin ranging from .30% to .60% per annum based upon the long term credit rating of the Company (the “Applicable Margin”), plus certain other mandatory costs. Under the Credit Facility, the Borrower may, at its option, alter the periodic term of each loan and, thereafter, interest on such loan will be computed based upon a one, two, three or six-month LIBOR or EURIBOR rate or such other LIBOR or EURIBOR rate that corresponds to the new periodic term of the loan, plus the Applicable Margin, plus certain other mandatory costs.

Under the Credit Facility, the Company irrevocably and unconditionally guarantees the performance by the Borrower and any additional borrowers of all of its obligations under the Credit Facility and agrees to immediately pay on demand by the facility agent any amount that the Borrower and any additional borrowers fail to pay when due under the Credit Facility. The Credit Facility imposes various restrictions on the Company including a prohibition on fundamental changes to the Company or any of its material subsidiaries, including certain consolidations, mergers and sales and transfers of assets, and limitations on the ability of the Company or any of its material subsidiaries to grant liens upon their property, assets or revenues. In addition, under the Credit Facility, the Company must maintain a minimum total debt to total capital ratio and a minimum consolidated net worth. The Credit Facility includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable) and provides that, upon the occurrence of certain events of default, including a change in control of the Company, certain changes in the composition of the Company’s board of directors and a change in ownership of the Borrower or any additional borrower whereby it ceases to be a wholly-owned subsidiary of the Company, payment of all amounts payable under the Credit Facility, including the principal amount of, and accrued interest on, the loan may be accelerated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Facility, including the principal amount of, and accrued interest on, the loan shall automatically become immediately due and payable.

ITEM 5.02 RETIREMENT OF DIRECTOR

Charles R. Shoemate announced his retirement from International Paper Company’s Board of Directors effective December 31, 2005.

Mr. Shoemate has been a member of the Board of Directors since November 1, 1994.

ITEM 9.01.	FINANCIAL STATEMENTS, FINANCIAL INFORMATION AND EXHIBITS

(c)    Exhibit

Exhibit 10.1	Agreement dated November 21, 2005, US$800,000,000 Credit Facilities for International Paper Investments (Luxembourg) S.ar.l. arranged by ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi Ltd., New York Branch, BNP Paribas, Citigroup Global Markets Limited and Deutsche Bank AG, London Branch with BNP Paribas, as Facility Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY (Registrant)

By:	/s/ Andrea L. Dulberg
Name:	Andrea L. Dulberg
Title:	Assistant Secretary

Date: November 23, 2005

EXHIBIT INDEX

Exhibit 10.1	Agreement dated November 21, 2005, US$800,000,000 Credit Facilities for International Paper Investments (Luxembourg) S.ar.l. arranged by ABN AMRO Bank N.V., The Bank of Tokyo-Mitsubishi Ltd., New York Branch, BNP Paribas, Citigroup Global Markets Limited and Deutsche Bank AG, London Branch with BNP Paribas, as Facility Agent